SIXTH AMENDMENT, dated as of October 28, 1994 (this "Sixth Amendment"), to the SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 29, 1991 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Agreement") among DURACELL INTERNATIONAL INC., and DURACELL INC., as borrowers (the "Borrowers"), THE FIRST NATIONAL BANK OF CHICAGO, as agent (in such capacity, the "Agent"), and the other financial institutions parties thereto (the "Banks").

				     W I T N E S S E T H :

		WHEREAS, the parties hereto wish to amend certain provisions of the Agreement on the terms set forth herein;

		NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:



	1. Definitions. Unless otherwise defined herein, terms defined in the Agreement shall be used herein as so defined.

		2. Amendment to Section 1.01. Section 1.01 of the Agreement is hereby amended by deleting the defined term "Domestic
Revolving Credit Termination Date" and substituting therefor the following:

		"Domestic Revolving Credit Termination Date" shall mean the earlier of (i) December 30, 1999 or such later date as shall have been agreed to by the Borrowers, all of the Banks and the Agent and (ii) the date of termination in whole of the Commitments pursuant to Section 2.09(f) or Section 9.02(a).

		3.    Amendment to Section 2.07(a).  The second paragraph of
Section 2.07(a) of the Agreement is hereby amended to read as follows:

		Domestic Revolving Credit Loans shall bear interest, subject to Section 2.07(d), as follows:

			(A) If a Base Rate Loan, then at a rate equal to the Base Rate in effect from time to time;

			(B) If a Fixed CD Rate Loan, then at a rate equal to the sum of the Fixed CD Rate for the applicable Interest
Period plus 0.525% per annum; or

			(C) If a Eurodollar Rate Loan, then at a rate equal to the sum of the Eurodollar Rate for the applicable Interest
Period plus 0.275% per annum.

		4. Amendment to Section 2.08(e). Section 2.08(e) of the Agreement is hereby amended to read as follows:

		(e) Commitment Fees. Holdings and the Company shall pay to the Agent for the account of the Banks:

			(i) a commitment fee (the "Domestic Revolving Credit Commitment Fee") accruing at the rate of 0.10% per annum upon the average daily amount by which, from time to time, (A) the Domestic Revolving Credit Commitments exceed (B) the sum of (1) the aggregate principal amount of all outstanding Domestic
Revolving Credit Loans (it being understood that such principal amount excludes the principal amount of all outstanding Domestic
Competitive Bid Loans) and (2) the aggregate Facility Letter of
Credit Obligations of all Borrowers;

			(ii)  [Intentionally Omitted].

		The Commitment Fees shall be calculated on the basis of a year of 365 (or 366, as applicable) days and actual days elapsed and shall be payable quarterly, in arrears, on the last day of each September, December, March and June. In addition, the Domestic
Revolving Credit Fee shall be payable on the Domestic Revolving
Credit Termination Date.

		5. Amendment to Section 2.09(g). Section 2.09(g)(i) of the Agreement is hereby amended to read as follows:

		(g) Mandatory Reductions. (i) The Domestic Revolving Credit Commitments shall be reduced to zero on December 30, 1999.

		6. Effective Date. This Sixth Amendment will become effective as of the date hereof upon its execution by the Borrowers and the Banks.

		7. Representation. Each Borrower represents and warrants to each Bank that as of the effective date of this Sixth Amendment
(a) this Sixth Amendment constitutes the be legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally and (b) since the date of the most recent Form 10-K or 10-Q filed by Holdings, there has occurred no event which has a Material Adverse Effect.

		8. Reaffirmation. Holdings, the Company and the Subsidiary Guarantor reaffirm their obligations under the Holdings
Guaranty, the Company Guaranty and the Subsidiary Guaranty, respectively, which Holdings Guaranty, Company Guaranty and
Subsidiary Guaranty remain in full force and effect.

		9. Continuing Effect. Except as expressly amended hereby, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

		10. Governing Law. This Sixth Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

		11. Counterparts. This Sixth Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

		IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and delivered by their properly and duly authorized officers as of the day and year first above written.

 DURACELL INTERNATIONAL INC.

 By:                                  Name: Title:

 DURACELL INC.

 By:                                  Name: Title:

 DURANAME CORP.

 By:                                  Name: Title:

 THE FIRST NATIONAL BANK OF  CHICAGO, as Agent and as  a Bank

 By:                                  Name: Title:

 BANKERS TRUST COMPANY

 By:                                  Name: Title:

 CHEMICAL BANK

 By:                                  Name: Title:

 BANK OF AMERICA NATIONAL  TRUST AND SAVINGS ASSOCIATION

 By:                                  Name: Title:

 THE BANK OF NOVA SCOTIA

 By:                                  Name: Title:

 CANADIAN IMPERIAL BANK OF  COMMERCE

 By:                                  Name: Title:

 THE CHASE MANHATTAN BANK,  NATIONAL ASSOCIATION

 By:                                  Name: Title:

 THE TOKAI BANK LIMITED

 By:                                  Name: Title:

THE TORONTO-DOMINION BANK

 By:                                  Name: Title:

 UNION TRUST COMPANY

 By:                                  Name: Title:

 THE BANK OF NEW YORK

 By:                                  Name: Title:

 INDUSTRIAL BANK OF JAPAN

 By:                                  Name: Title:

 THE MITSUI TRUST AND BANKING  COMPANY, LIMITED

 By:                                  Name: Title:

 BBL, BANK BRUSSELS LAMBERT,  NEW YORK BRANCH

 By:                                  Name: Title:

 CITIBANK, N.A.

 By:                                  Name: Title:

 THE FIRST NATIONAL BANK OF BOSTON

 By:                                  Name: Title:

 NATIONAL WESTMINSTER BANK PLC

 By:                                  Name: Title:

 BANCA COMMERCIALE ITALIANA,  NEW YORK BRANCH

 By:                                  Name: Title:

 THE FUJI BANK, LIMITED

 By:                                  Name: Title:

 YASUDA TRUST AND BANKING CO., LTD.

 By:                                       Name: Title:

 MORGAN GUARANTY TRUST COMPANY OF NEW YORK

 By:                                       Name: Title:

 CREDIT SUISSE

 By:                                       Name: Title: